Exhibit 10.2

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”), is entered into as of November 2, 2026 (the “Effective Date”), by and between Ocean Capital Acquisition Corporation, a British Virgin Islands business company (the “Company”), and Mr. Stephen J. Posner, an individual (“Mr. Posner”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, the Company desires to appoint Mr. Posner as its independent director and a member of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee of the board of directors of the Company (the “Board”) to assure itself of the services of Mr. Posner during the term of the Appointment (as defined below).

WHEREAS, Mr. Posner desires to be appointed by the Company as its independent director and a member of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee during the term of the Appointment and upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	POSITION

Mr. Posner hereby accepts the appointment as an independent director of the Company and a member of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee (the “Appointment”).

2.	TERM

Subject to the adoption of the applicable Resolution of Directors, the Appointment shall commence on the Effective Date and shall continue for the term specified in such resolution. If no term is specified in the applicable resolution, Mr. Posner shall hold office until the next annual general meeting of the Company or until his resignation or removal in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time (the “Charter Documents”) and applicable law (the “Term”). If Mr. Posner is appointed to fill a vacancy, the Term shall not exceed the unexpired term of the director whose cessation of office created such vacancy.

3.	DUTIES AND RESPONSIBILITIES

(a)	Mr. Posner shall perform the duties and responsibilities of a director required under applicable British Virgin Islands law, the Charter Documents, the applicable committee charters and the policies of the Company applicable to directors. Mr. Posner shall exercise his powers for a proper purpose, act honestly and in good faith in what he believes to be the best interests of the Company, and promptly disclose any interest in a transaction entered into or proposed to be entered into by the Company.

(b)	Mr. Posner shall devote as much working time and attention as necessary to perform his duties at the Company, including duties as a member of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee.

(c)	Mr. Posner shall promptly disclose to the Company any relationship, interest or change in circumstances that could reasonably affect Mr. Posner’s independence under applicable rules of the New York Stock Exchange or Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

4.	NO BREACH OF CONTRACT

Mr. Posner hereby represents to the Company that: (i) the execution and performance of this Agreement will not materially breach any agreement or obligation binding upon Mr. Posner; (ii) Mr. Posner is not subject to any obligation that would materially prevent him from performing his duties under this Agreement; and (iii) Mr. Posner shall not improperly use or disclose any confidential or proprietary information belonging to any other person in performing such duties.

5.	REMUNERATION AND BENEFITS

Subject to the consummation of the Company’s initial Business Combination and Mr. Posner’s continued service as a director through the closing thereof, Mr. Posner shall be entitled to receive from SB Capital Holding Corporation (the “Sponsor”) a shareholder interest in the Sponsor representing an indirect economic interest in 120,000 insider shares held by the Sponsor. Mr. Posner shall also be entitled to reimbursement of reasonable and properly documented out-of-pocket expenses incurred in connection with the performance of his duties, subject to the Company’s policies, its organizational documents and applicable law, and solely from funds available outside the Trust Account.

6.	CESSATION OF APPOINTMENT

Mr. Posner’s appointment and service shall cease upon the earliest of: (i) the expiration of the term specified in the Resolution of Members or Resolution of Directors appointing Mr. Posner; (ii) Mr. Posner’s death; (iii) Mr. Posner’s resignation in accordance with the Charter Documents; (iv) Mr. Posner’s removal in accordance with the Charter Documents and applicable British Virgin Islands law; (v) Mr. Posner becoming disqualified from acting as a director under applicable law; and (vi) the liquidation or dissolution of the Company.

Any resignation by Mr. Posner shall be made by written notice to the Company and shall take effect on the date such notice is received at the office of the Company’s registered agent, or on such later date as may be specified in the notice, in accordance with Regulation 9.6 of the Charter Documents. Any removal of Mr. Posner shall be effected only by the corporate action required under the Charter Documents and applicable law.

Upon cessation of Mr. Posner’s appointment, Mr. Posner shall not be entitled to any severance payment, compensation for loss of office, employee benefit, bonus or acceleration of any equity award.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-disclosure. The Company and Mr. Posner each acknowledge that, in order for the intentions and purposes of this Agreement to be accomplished, Mr. Posner hereby agrees at all times during the Term and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. Mr. Posner understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to Mr. Posner by or obtained by Mr. Posner from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of Mr. Posner.

(b)	Company Property. Mr. Posner understands that all Company records and materials created, received or maintained by Mr. Posner in connection with the performance of his duties are property of the Company and subject to inspection by the Company at any time. Upon termination or at any other time when requested by the Company, Mr. Posner will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will Mr. Posner have, following his termination, in his possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Employer Information. Mr. Posner agrees that he has not and will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any current or former employers or other persons or entities with which Mr. Posner has an agreement or duty to keep in confidence information acquired by Mr. Posner, if any.

(d)	Third Party Information. Mr. Posner recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Mr. Posner agrees that he owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 7 shall survive the termination of this Agreement for any reason. In the event Mr. Posner breaches this Section 7, the Company shall have the right to seek remedies permissible under applicable law.

8.	INDEMNIFICATION

The Company agrees to indemnify Mr. Posner for his activities as a director of the Company to the fullest extent permitted by law, and to cover Mr. Posner under any directors’ and officers’ liability insurance obtained by the Company.

At or before the closing of the Company’s initial Business Combination, the Company shall, at its own expense, purchase a six-year extended reporting period endorsement to its directors’ and officers’ liability insurance policy, providing coverage for Mr. Posner and the other insured directors and officers for a period of six years following such closing in respect of claims arising from acts or omissions occurring at or prior to such closing. The Company’s obligations under this paragraph shall survive the cessation of Mr. Posner’s appointment and the termination of this Agreement.

Further, the Company and Mr. Posner agree that, effective as of the date of Mr. Posner’s appointment, Mr. Posner shall accede to the Company’s existing indemnification arrangements by executing an indemnity agreement substantially in the form of the indemnity agreements dated June 10, 2026 between the Company and its former and current directors and executive officers.

9.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

10.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application and to this end the provisions of this Agreement are declared to be severable.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between Mr. Posner and the Company solely with respect to the terms of the Appointment and supersedes all prior or contemporaneous oral or written agreements solely concerning such subject matter.

For the avoidance of doubt, this Agreement does not supersede, amend or limit the Charter Documents, the resolution appointing Mr. Posner, any letter agreement relating to the Company’s initial public offering entered into by Mr. Posner, any indemnification agreement between Mr. Posner and the Company, any applicable D&O insurance policy, or any committee charter or Company policy applicable to Mr. Posner.

12.	GOVERNING LAW; JURISDICTION

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflict of laws rules. To the fullest extent permitted by applicable law and the Amended and Restated Memorandum and Articles of Association of the Company, any dispute, controversy or claim arising out of or in connection with this Agreement, including its breach, termination or validity, shall be finally resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted before one arbitrator appointed in accordance with such rules. The seat of arbitration shall be New York City, New York. The arbitral award shall be final and binding on the Company and Mr. Posner, and judgment on the award may be entered in any court of competent jurisdiction. To the fullest extent permitted by applicable law, the parties hereby agree that service of process and other papers in connection with any court proceeding relating to the arbitration or the arbitral award may be made in the manner provided by Section 15 or in any other manner permitted by applicable law.

13.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such Party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

COMPANY:

OCEAN CAPITAL ACQUISITION CORPORATION

By:	/s/ Wei-Chieh Hao
Name:	Wei-Chieh Hao
Title:	Independent Director and Chairperson of the Corporate Governance and Nominating Committee

DIRECTOR:

By:	/s/ Stephen J. Posner
Name:	Stephen J. Posner

[Signature Page to Independent Director Agreement]